Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

CELSIUS HOLDINGS, INC. NAMES JOHN FIELDLY

CHIEF EXECUTIVE OFFICER

Fieldly selected to run one of the fastest growing companies in the beverage industry based on his record of stellar business growth as interim CEO and CFO at Celsius

BOCA RATON, FL, April 17, 2018 – Celsius Holdings, Inc., (NASDAQ: CELH), makers of the clinically proven fitness drink, CELSIUS®, announced its Board of Directors have appointed John Fieldly as Chief Executive Officer and interim CFO, effective immediately. Since March 2017, Fieldly served in a dual role as interim CEO and CFO, driving Celsius’ trajectory of growth. The announcement was made by William H. Milmoe, Co-Chairman of Celsius Holdings. Milmoe spoke to Fieldly’ s significant accomplishments during his more than six years at the Company including the recent introductions of HEAT™, a line of trainer-grade fitness drinks and the CELSIUS® Natural product line extension. Under Fieldly’s leadership, the Company reported record sales of $36.2 million in 2017, an increase of nearly 60% over 2016 with growth being generated from all platforms.

“We sought, and found in John, an extraordinary individual to lead our Company, which today has limitless potential,” stated Milmoe. “Our board is confident that John and his best-in-class team will catapult our blockbuster proprietary drink into a brand-new fitness drink category. In the most recent fourth quarter, Celsius Holdings delivered a remarkable 92% increase in North America sales and continued our efforts to successfully expand our global foot print in Asia and Europe. We credit a good portion of this to John’s vision, continuous innovation, operational expertise, and steadfastness in delivering quantifiable results, as well as to the tremendous traction our products are gaining with health-minded consumers.”

“As I officially assume the long-term leadership of the Company, I have one thing to say ‘Keep your eyes on Celsius Holdings,” said Fieldly. “I am grateful for the Board’s confidence in me and in our global team. We have the relationships, innovation, momentum and most of all, the amazing CELSIUS® product portfolio combining to position us to become a global leader of functional fitness drinks. Few brands have the potential that CELSIUS® has because we are so keenly attuned to the quickly evolving needs of health and fitness conscious consumers. We are charting a new course for the fitness drinks category”

Milmoe added, “Fieldly is also responsible for the rapid inroads Celsius Holdings has made in Asia, which is one of the most dynamic and fastest-growing markets in the world. He has cultivated long-term relationships there with former top executives from Fortune 100 consumer packaged goods companies, including Pepsi-Co and Red Bull. CELSIUS®’ entry into China was powered by its partnership with Qifeng Food Technology and the Company is accelerating distribution of its product portfolio in Hong Kong through its strategic distribution arrangement with A.S. Watson Industries.”

Celsius Holding’s accolades encompass Wall Street and the beverage industry. The stock was named to the 2018 Beverage Stock Watch List as one of the “Top Beverage Companies for 2018” by Institutional Analysts, Inc. (IA), an independent investment research firm. CELSIUS HEAT™ was selected as one of Beverage Industry’s Innovations of the Year for 2017 in the energy drink category, adding to the Company’s impressive history of industry recognition that includes 20 international awards.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April, 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven, innovations which offer significant health benefits. CELSIUS®’ Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®’ Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many others.

CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.